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                                                                    EXHIBIT 10.1

        FORM OF LETTER OF UNDERSTANDING BETWEEN EXECUTIVES AND PINNACLE*

                                 April 22, 1996
Daniel K. Augustine
Financial Security Corp.
1209 North Milwaukee Avenue
Chicago, Illinois 60622

    Re: Letter of Understanding

Dear Mr. Augustine:

    As you know, Pinnacle Banc Group, Inc. ("Pinnacle") has entered into an Agreement and Plan of Merger dated April 22, 1996 (the "Merger Agreement") with Financial Security Corp. (the "Company") with respect to the proposed transaction whereby the Company will merge with and into Pinnacle (the "Merger"). Pursuant to Section 4.02(c) of the Merger Agreement, the employment agreement between the Company and you will be honored, unless you and Pinnacle otherwise mutually agree to another arrangement. Pinnacle believes that your continued service as a consultant will assist in fully preserving the ongoing business operations of the Company following the Merger. Capitalized terms in this Letter of Understanding (the "Letter") will have the same meaning as in the Merger Agreement and the Employment Agreement.

    By signing this Letter you will confirm your understanding of the terms of this Letter and agree to:

        (1) execute prior to the Closing Date, an amendment to the Employment Agreement to provide that, in lieu of the payment to be made under Section 6 of the Employment Agreement, you will receive a payment of an amount equal to One Dollar ($1.00) less than the least amount that would cause the benefits payable to you in connection with the Merger to constitute a parachute payment as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "New Change in Control Payment"). The New Change in Control Payment shall not exceed $484,557. If the Merger is not consummated prior to December 31, 1996, the New Change in Control Payment shall be subject to adjustment; and

        (2) execute prior to the Closing Date a Consulting Agreement between Pinnacle and you which will provide for the performance of certain consulting services in consideration for an amount ("Consulting Amount") mutually agreed to by both parties to be effective in the event you do not become employed by Pinnacle in connection with the Merger.

    The Company will obtain a written opinion of a public accountant that the New Change in Control Payment taken together with the Consulting Amount and any other payments made to you by Pinnacle or the Company will not constitute a parachute payment under Section 280G(b)(2) of the Code. The accounting firm shall be a nationally recognized firm and mutually agreed to by the Company, Pinnacle and you. Pinnacle shall bear the cost of acquiring such opinion. Such opinion will be addressed to the Company, Pinnacle and you.
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*    Similar agreements, albeit with  different change in control payments, were executed between Pinnacle Banc Group, Inc. and Messrs. Ivan F. Kovac,  Frank
    M. Swiderski and Patrick Hunt.
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Daniel K. Augustine
April 22, 1996
Page 2

    The Company will obtain a written appraisal opinion from a professional valuation firm that the Consulting Amount is reasonable consideration for your services under the Consulting Agreement. The valuation firm shall be mutually agreed to by the Company, Pinnacle and you. Pinnacle shall bear the cost of acquiring such opinion. Such opinion will be addressed to the Company, Pinnacle and you.

    Neither Pinnacle nor any of its affiliates will bear any responsibility to you in the event that excise taxes are assessed in connection with the New Change in Control Payment, the Consulting Amount or any other payments made to you by Pinnacle or the Company.

    If the Merger is not effectuated, this Letter will terminate upon the termination of the Merger Agreement.

    Please acknowledge your acceptance of this Letter and its terms, and your agreement to amend the Employment Agreement and enter into a consulting agreement by signing in the place provided below and returning one copy of this Letter to Pinnacle.

                                          Very truly yours,

                                          Pinnacle Banc Group, Inc.

                                          By: /s/ John J. Gleason, Jr.

                                          Its: Vice Chairman and Chief Executive
                                          Officer

Acknowledged and agreed
to this 22nd day
of April, 1996

/s/ Daniel K. Augustine